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                                                                    EXHIBIT 10.1






                               September 26, 2000


Community Bank, N.A.
5790 Widewaters Parkway
Dewitt, New York 13214

Dear Ladies and Gentlemen:

                  The undersigned is a shareholder of The Citizens National Bank of Malone ("Citizens") and is the owner of shares of common stock of Citizens ("Citizens Common Stock").

                  Citizens, Community Bank System, Inc. ("CBSI"), and Community Bank, N.A. ("Community") are considering the adoption and/or execution of an Agreement and Plan of Merger (the "Merger Agreement"), providing for certain transactions pursuant to which Citizens would be merged with and into Community (the "Merger"). The execution of the Merger Agreement is subject in the case of Community to the execution and delivery of this letter agreement (this "Agreement"). In consideration of the substantial expenses that Community will incur in connection with the Merger and in order to induce Community to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a shareholder of Citizens as follows:

                  1. Voting of Shares. The undersigned will vote or cause to be voted for approval and adoption of the Merger Agreement all the shares of Citizens Common Stock the undersigned is entitled to vote with respect thereto, unless by a two-thirds vote the Board of Directors of Citizens votes to terminate the Merger Agreement and accept a superior agreement based upon their fiduciary duties.

                  2. No Transfer of Shares. The undersigned will not effect any transfer or other disposition (except by operation of law) of any of the undersigned's shares of Citizens Common Stock until Citizens' shareholders have voted to approve and adopt the Merger or until the Merger Agreement has been terminated pursuant to its terms, except for any transfer mandated by law or court order. In the case of any transfer of operation of law or otherwise, this Agreement shall be binding upon and inure to the benefit of the transferee to the extent permitted by law. Any transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void.

                  3. Affiliates Obligated. The undersigned acknowledges and agrees that the provisions of paragraphs 1 and 2 hereof shall also apply to shares of Citizens Common Stock
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owned by (a) his or her spouse, (b) any of his or her relatives or relatives of his or her spouse occupying his or her home, (c) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest.

                  4. Related Actions. In the capacity described in this Agreement, the undersigned shall take or cause to be taken all action necessary or desirable on the undersigned's part so as to permit completion of the Merger at the earliest possible date and shall not take, or cause or to the best of the undersigned's ability permit to be taken, any action which would substantially impair the prospects of completing the Merger pursuant to the Merger Agreement.

                  5. Covenants under Rule 145. The undersigned has been advised that the issuance of shares of common stock of CBSI ("CBSI Common Shares") to the undersigned pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-4 (the "S-4 Registration Statement"). The undersigned has also been advised that the undersigned will or may be deemed an "affiliate" of Citizens at the time the Merger is submitted to a vote of the shareholders of Citizens. Accordingly, the undersigned may not sell or otherwise dispose of any CBSI Common Shares except in accordance with Rule 145(d) promulgated under the Securities Act.

                  Generally speaking, this means that, to the extent that the undersigned is an "affiliate", in any given three month period the undersigned may not sell or otherwise dispose of a number of shares of CBSI Common Shares which exceeds the greater of (i) 1% of the outstanding number of CBSI Common Shares (or approximately 69,900 CBSI Common Shares) or (ii) the average weekly trading volume during the four weeks preceding the sale. In addition, any CBSI Common Shares must be sold in a brokers' transaction or in a direct transaction with a market maker. In other words, there is no limitation on you selling CBSI Common Shares unless you seek to sell more than 69,900 shares in a three month period. Further, the restrictions discussed in this paragraph are only applicable for a one year period following the closing of the Merger.

                  6. Remedies. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Community shall be entitled to temporary and permanent injunctive relieve without the necessity of proving monetary damages.

                  IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date of first written.

                                    Very truly yours,



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Accepted and agreed to as of
the date first above written:

COMMUNITY BANK, N.A.


By:______________________


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